Comparison of change in value of $10,000 investment in The Dreyfus Premier Third Century Fund, Inc. Class Z shares and the Standard & Poor's 500 Composite Stock Price Index

EXHIBIT A:

                                  Standard &
               The Dreyfus        Poor's 500
                 Premier          Composite
              Third Century         Stock
   PERIOD       Fund, Inc.          Price
             (Class Z shares)      Index *

  5/31/92        10,000            10,000
  5/31/93        11,002            11,159
  5/31/94        10,933            11,633
  5/31/95        12,224            13,979
  5/31/96        16,336            17,950
  5/31/97        20,533            23,234
  5/31/98        26,234            30,358
  5/31/99        31,558            36,742
  5/31/00        38,156            40,589
  5/31/01        30,642            36,307
  5/31/02        23,925            31,283

* Source: Lipper Inc.